Exhibit 99.(a)(3)

Schedule A

LAZARD ACTIVE ETF TRUST

January 9, 2025

Series of Shares

Lazard Emerging Markets Opportunities ETF
Lazard Equity Megatrends ETF
Lazard International Dynamic Equity ETF
Lazard Japanese Equity ETF
Lazard Next Gen Technologies ETF
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